PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION
                                       OF

                             COLONIAL TRUST COMPANY


This Plan of Complete Liquidation and Dissolution (the "Plan") is intended to accomplish the dissolution and complete liquidation of Colonial Trust Company, an Arizona corporation (the "Company"), in accordance with the Arizona Revised Statutes (the "ARS") and Section 331 of the Internal Revenue Code of 1986, as amended (the "Code"), as follows:

     1. The Board of Directors of the Company (the "Board of Directors") has adopted this Plan and called a special meeting (including any adjournment thereof, the "Meeting") of the Company's stockholders (the "Stockholders") to take action on the Plan. If Stockholders holding a majority of the Company's issued and outstanding no par value common stock (the "Common Stock") vote at the Meeting for the authorization and approval of this Plan and the dissolution of the Corporation, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting or such later date on which the Stockholders may approve the Plan if the Meeting is adjourned to a later date (the "Adoption Date").

     2. The Plan shall become effective and may be implemented only upon the later of the dates on which the following transactions are consummated: (i) the sale of our Corporate Trust business to First State Bank pursuant to that Purchase and Assumption Agreement dated as of December 30, 2003, and (ii) the sale our Wealth Management business to Dubuque Bank and Trust Company and Arizona Bank and Trust Company pursuant to that Purchase and Assumption Agreement dated as of March 26, 2004, and that Addendum to Purchase and Assumption Agreement dated as of April 26, 2004, (the "Effective Date").

     3. After the Effective Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business and affairs, and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file a Form 966 with the Internal Revenue Service.

     4. From and after the Effective Date, the Company shall complete the following corporate actions:

          (a) The Company shall determine whether and when to collect, sell, exchange or otherwise dispose of all of its remaining property and assets in one or more transactions upon such terms and conditions as the Board of Directors, in its absolute discretion, deems expedient and in the best interests of the Company and the Stockholders. In connection with such collection, sale, exchange and other disposition, the Company shall collect or make provision for the collection of all accounts receivable, debts and claims owing to the Company. All of the remaining Company property and assets, and any proceeds from the sales, exchanges, dispositions and collections from such property and assets, shall be included in the Contingency Reserve (as described in Paragraph 4(b)).

          (b) The Company, as determined by the Board of Directors, shall establish a reserve to: (i) pay or make reasonable provision to pay all claims and obligations of the Company, including all contingent, conditional or unmatured contractual claims known to the Company, (ii) make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company that is the subject of a pending action, suit or proceeding to which the Company is a party, and (iii) make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within five years after the date of dissolution (the "Contingency Reserve").

          (c) The Board of Directors will authorize liquidating distributions as promptly as reasonably practicable. The Company intends to effect a reverse stock split for the purpose of making the pro-rata liquidating distributions to Stockholders. Accordingly, on or after the Effective Date, the Company will amend its Articles of Incorporation to effect a reverse stock split of one share of our common stock for every 35,032 shares of common stock that are currently issued and outstanding, as follows:

               The authorized capital stock of the Corporation is 25,000,000 shares of common stock, no par value per share (the "Common Stock"). Each thirty-five thousand and thirty-two (35,032) shares of the Corporation's Common Stock issued as of [Date which Articles of Amendment are filed] (the "Split Effective Date"), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable share of the Corporation's Common Stock, with no fractional shares being issued as a result of the foregoing (the "Reverse Stock Split").

               The above is hereinafter referred to as the "Reverse Stock Split Amendment".

     Upon the Reverse Stock Split, the Company will distribute to each record holder a pro rata portion of all available cash, including the cash proceeds of any sale, exchange or disposition, except such property or assets not yet reduced to cash and cash in the Contingency Reserve, and a pro rata interest in a note instrument, which gives such stockholder a pro rata interest (based on the number of shares of Common Stock owned immediately prior to the Reverse Stock Split) in any unused cash, property or assets that will ultimately remain in the Contingency Reserve after all property and assets, that can in the judgment of the Board of Directors, be disposed of for cash and all liabilities as described above are satisfied (the "Note Interest"). As a result of the Reverse Stock Split, there will remain one Stockholder (the "Remaining Stockholder") holding one share of Common Stock.

          (d) Upon the Board of Directors determining that the amount of the Contingency Reserve can be reduced, an amount of cash (or other property if the Board should so decide) shall be distributed pro rata to each holder of a Note Interest. Such distributions may occur all at once or in a series of distributions and shall be in cash, in such amounts, and at such time or times, as the Board of Directors in its absolute discretion, may determine.

          (e) The Company will make a final distribution to the Remaining Stockholder after all distributions to the holders of the Note Interest are completed.

          (f)  The distributions to the Stockholders pursuant to Paragraphs 4(c)
               - (e) hereof shall be in complete cancellation of all of the outstanding Common Stock. As a condition to making any distribution to the Stockholders, the Board of Directors, in its absolute discretion, may require the Stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agent for recording of such distributions thereon, or (ii) furnish the Company with evidence satisfactory to the Board of Directors of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board of Directors ("Satisfactory Evidence and Indemnity"). The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the date of dissolution of the Company, and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

     5. If any distribution to a Stockholder or a holder of a Note Interest cannot be made, whether because the Stockholder or holder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such person is entitled shall be transferred, at such time as the liquidating distribution occurs in Paragraphs 4(c) - (e) (or in the case of a Note Interest, when a final payment to the holders of a Note Interest is made by the Company), to an official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such Stockholder or holder of the Note Interest as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

     6. If the Board of Directors determines to follow the procedures described in Sections 10-1406 and 10-1407 of Chapter 14 of the ARS, then the additional steps set forth below, to the extent necessary or appropriate, and any other steps determined by the Board of Directors in its absolute discretion to be necessary or appropriate, shall be taken:

          (a) The giving of notice of the dissolution to the Secretary of State, the Corporation Commission and the Department of Revenue of the State of Arizona, and to all known creditors and by publication one time in a newspaper of general circulation in the county in which the principal office of the Company is located; and

          (b) The taking of such action as may be determined by the Board of Directors in its absolute discretion to be necessary or appropriate, including without limitation the satisfaction of known, matured, uncontested claims, the posting of security and the payment or making of adequate provision for payment of any other claims.

               Notwithstanding the foregoing, the Company shall not be required to follow the procedures described in Chapter 14 of the ARS, and the adoption of the Plan by the Company's Stockholders shall constitute full and complete authority for the Board of Directors and the officers of the Company, without further stockholder action, to proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the ARS, including, without limitation, Sections 10-1406 and 10-1407 thereof.

     7. After the Effective Date, the officers of the Company shall, at such time as the Board of Directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from and make any required filings with the Arizona corporation, banking and tax authorities and, upon obtaining such certificates and making such filings, the Company shall file with the Secretary of State of the State of Arizona articles of dissolution (the "Articles of Dissolution") in accordance with the ARS.

     8. Adoption of this Plan by holders of at least a majority of the outstanding Common Stock shall constitute the authorization and approval of the Stockholders of this Plan, the dissolution of the Company and the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of any contracts for sale, exchange or other disposition which are conditioned on adoption of this Plan.

     9. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company's property and assets and the implementation of this Plan.

     10. In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board of Directors, pay to the Company's officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Authorization and approval of this Plan by the Stockholders shall constitute the approval of the Stockholders of the payment of any such compensation.

     11. The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its articles of organization and by-laws, the ARS and any contractual arrangements, including without limitation for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company's obligation to indemnify such persons may also be satisfied out of the assets of the Contingency Reserve. The Board of Directors, in its absolute discretion, is authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company's obligations hereunder.

     12. Notwithstanding authorization and approval of this Plan by the Stockholders, the Board of Directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the Stockholders to the extent permitted by the ARS.

     13. The Board of Directors of the Company is hereby authorized, without further action by the Stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board of Directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.